Thacher Proffitt & Wood llp Two World Financial Center New York, NY 10281 212.912.7400 Fax: 212.912.7751 www.tpwlaw.com

August 25, 2008

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York  11211

    Re:    Dime Community Bancshares, Inc. 2004 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Dime Community Bancshares, Inc., a Delaware corporation (the “Corporation”), in connection with the filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 that was filed with the U.S. Securities and Exchange Commission on April 27, 2006 under the Securities Act of 1933, as amended (File No. 333-133611), registering  an additional 1,313,184 shares of the Corporation’s common stock, par value $.01 per share (the “Shares”), which have been reserved for issuance under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan (the “Plan”).  In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and we have examined such matters of law, as we have deemed necessary or advisable for purposes of this opinion.  As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Post-Effective Amendment have been duly authorized and that, when issued in accordance with the terms of the Plan such Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction (except federal securities law).

Dime Community Bancshares, Inc.                                                                                                                                                                             Page 2.
August 25, 2008

This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the references to our Firm’s name therein.

Very truly yours,

/s/ Thacher Proffitt & Wood llp